Exhibit 21.1

LIST OF

SUBSIDIARIES OF

LYC HEALTHCARE (CAYMAN) LTD

Name	Jurisdiction

LYC Medicare International Pte Ltd	Republic of Singapore
HC Orthopaedic Surgery Pte Ltd	Republic of Singapore
T&T Medical Group Pte Ltd	Republic of Singapore